Exhibits 5.1
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
212 450-4000
March 19, 2007
TeleTech Holdings, Inc.
9197 S. Peoria Street
Englewood, Colorado 80112
Ladies and Gentlemen:
     TeleTech Holdings, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) 5,750,000 shares of its common stock, par value $0.01 per share (the “Securities”), to be sold by the stockholders named in the Registration Statement.
     We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion, the Securities have been validly issued and are fully paid and non-assessable.
     We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Common Stock” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, Davis Polk & Wardwell